Exhibit 99

Meridian Bancorp, Inc. Reports Record Net Income for the Third Quarter, up 30%,

and its Intention to Increase the Quarterly Dividend 14%

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (October 22, 2019): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $19.7 million, or $0.38 per diluted share, for the quarter ended September 30, 2019, up from $15.2 million, or $0.29 per diluted share, for the quarter ended June 30, 2019 and $17.4 million, or $0.33 per diluted share, for the quarter ended September 30, 2018. For the nine months ended September 30, 2019, net income was $49.9 million, or $0.97 per diluted share, up from $43.4 million, or $0.82 per diluted share, for the nine months ended September 30, 2018. The Company’s return on average assets was 1.24% for the quarter ended September 30, 2019, up from 0.97% for the quarter ended June 30, 2019 and 1.22% for the quarter ended September 30, 2018. For the nine months ended September 30, 2019 the Company’s return on average assets was 1.06%, up from 1.05% for the nine months ended September 30, 2018. The Company’s return on average equity was 11.17% for the quarter ended September 30, 2019, up from 8.75% for the quarter ended June 30, 2019 and 10.28% for the quarter ended September 30, 2018. For the nine months ended September 30, 2019, the Company’s return on average equity was 9.60%, up from 8.72% for the nine months ended September 30, 2018.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “I am pleased to report record net income of $19.7 million for the third quarter of 2019, up 30% from the second quarter of 2019 and 13% from the third quarter of 2018, and $49.9 million for the first nine months of 2019, up 15% from the first nine months of 2018. These earnings increases reflect a $3.0 million loan loss provision reversal resulting from over $200 million of commercial loan pay-offs and another $200 million of construction loans that converted to permanent status and also reflect overhead expense reductions in the third quarter of 2019. While the strong commercial real estate market conditions in the metropolitan Boston area that resulted in the sale of several large underlying properties and the challenging interest rate environment that impacted market lending rates contributed to the volume of our loan payoffs, our loan origination pipelines remain strong. In consideration of our current and expected earnings trends, the Board of Directors intends to declare an increase in our quarterly dividend by $0.01 per share, or 14%, to $0.08 per share in the fourth quarter.”

The Company’s net interest income was $44.2 million for the quarter ended September 30, 2019, up $1.7 million, or 4.1%, from the quarter ended June 30, 2019 and $2.8 million, or 6.9%, from the quarter ended September 30, 2018. The interest rate spread and net interest margin on a tax-equivalent basis were 2.52% and 2.87%, respectively, for the quarter ended September 30, 2019 compared to 2.48% and 2.82%, respectively, for the quarter ended June 30, 2019 and 2.70% and 2.99%, respectively, for the quarter ended September 30, 2018. For the nine months ended September 30, 2019, net interest income increased $7.0 million, or 5.7%, to $129.3 million from the nine months ended September 30, 2018. The interest rate spread and net interest margin on a tax-equivalent basis were 2.52% and 2.86%, respectively, for the nine months ended September 30, 2019, compared to 2.81% and 3.07% for the nine months ended September 30, 2018. The increases in net interest income were primarily due to growth in average loan balances and yields on interest-earning assets, reflecting higher commercial loan prepayment fees, partially offset by increases in the average balances of total deposits and borrowings and the cost of funds for the quarter and nine months ended September 30, 2019 compared to the respective periods of 2018.

Total interest and dividend income increased to $68.5 million for the quarter ended September 30, 2019, up $2.3 million, or 3.4%, from the quarter ended June 30, 2019 and $10.4 million, or 17.9%, from the quarter ended September 30, 2018, primarily due to growth in the Company’s average loan balances to $5.841 billion and increases in the yield on loans. The Company’s yield on loans on a tax-equivalent basis was 4.54% for the quarter ended September 30, 2019, up seven basis points from the quarter ended June 30, 2019 and up 24 basis points from the quarter ended September 30, 2018. Interest and fees on loans included commercial loan prepayment fees of $873,000 for the quarter ended September 30, 2019, up from $136,000 for the quarter ended June 30, 2019 and $29,000 for the quarter ended September 30, 2018. The Company’s yield on interest-earning assets on a tax-equivalent basis was 4.42% for the quarter ended September 30, 2019, up four basis points from the quarter ended June 30, 2019 and up 24 basis points from the quarter ended September 30, 2018. For the nine months ended September 30, 2019 the Company’s total interest and dividend income increased $33.3 million, or 20.1%, to $199.3 million from the nine months ended September 30, 2018, primarily due to growth in the Company’s average loan balances of $769.4 million, or 15.3%, to $5.782 billion and an increase in the yield on loans on a tax-equivalent basis of 17 basis points to 4.48% for the nine months ended September 30, 2019 compared to the nine months ended

September 30, 2018. Interest and fees on loans included commercial loan prepayment fees of $1.2 million for the nine months ended September 30, 2019, up from $658,000 for the nine months ended September 30, 2018. The Company’s yield on interest-earning assets on a tax-equivalent basis increased 23 basis points to 4.38% for the nine months ended September 30, 2019 compared to the same period in 2018.

Total interest expense increased to $24.3 million for the quarter ended September 30, 2019, up $504,000, or 2.1%, from the quarter ended June 30, 2019 and $7.6 million, or 45.1%, from the quarter ended September 30, 2018. Interest expense on deposits decreased $475,000, or 2.3%, to $20.2 million for the quarter ended September 30, 2019, from the quarter ended June 30, 2019, primarily due to decreases of $30.1 million in average total deposits to $4.971 billion and five basis points in the cost of average total deposits to 1.61%. Interest expense on deposits increased $5.9 million, or 41.3%, from the quarter ended September 30, 2018 primarily due to a $585.8 million increase, or 13.4%, in average total deposits and a 32 basis point increase in the cost of average total deposits from the quarter ended September 30, 2018. Interest expense on borrowings increased to $4.1 million for the quarter ended September 30, 2019, up $979,000, or 31.1%, from the quarter ended June 30, 2019 and $1.7 million, or 67.7%, from the quarter ended September 30, 2018 primarily due to growth in average total borrowing to $627.1 million and increases in the average cost of borrowings to 2.61% from 2.37% for the quarter ended June 30, 2019, and 1.60% for the quarter ended September 30, 2018. The Company’s total cost of funds was 1.72% for the quarter ended September 30, 2019, down one basis point from the quarter ended June 30, 2019 and up 39 basis points from the quarter ended September 30, 2018. Total interest expense increased $26.3 million, or 60.2%, to $70.0 million for the nine months ended September 30, 2019 from the nine months ended September 30, 2018. Interest expense on deposits increased $22.4 million, or 59.8%, to $60.0 million for the nine months ended September 30, 2019 from the nine months ended September 30, 2018 due to growth in average total deposits of $700.7 million, or 16.4%, to $4.962 billion and an increase in the cost of average total deposits of 44 basis points to 1.62%. Interest expense on borrowings increased $3.9 million, or 62.6%, to $10.0 million for the nine months ended September 30, 2019 from the nine months ended September 30, 2018 due to an increase in the cost of average total borrowings of 88 basis points to 2.31% and an increase in average total borrowings of $4.0 million, or 0.7%, to $579.3 million. The Company’s cost of funds increased 48 basis points to 1.69% for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018.

Mr. Gavegnano continued, “Our net interest income rose 4% along with a five basis point increase in our net interest margin to 2.87% for the third quarter from the second quarter of 2019. This improvement was driven by a seven basis point increase in our yield on loans as enhanced by commercial loan prepayment fees along with a one basis point decline in our cost of funds, reflecting a five basis point decrease in our cost of deposits. We expect further expansion in our margin in the coming months with continuing declines in our funding costs.”

The Company recognized a reversal of $3.0 million in its provision for loan losses for the quarter ended September 30, 2019, compared to provisions of $78,000 for the quarter ended June 30, 2019 and $226,000 for the quarter ended September 30, 2018. For the nine months ended September 30, 2019, there was a loan loss provision reversal of $2.1 million compared to a provision expense of $4.3 million for the nine months ended September 30, 2018. The reductions in the provision for loan losses were primarily due to substantial payoffs of multi-family, commercial real estate and commercial and industrial loans, the conversion of construction loans to permanent status in the commercial loan categories and continuing improvements in credit quality trends during the quarter and nine months ended September 30, 2019. The allowance for loan losses was $50.8 million or 0.88% of total loans at September 30, 2019, compared to $53.9 million or 0.92% of total loans at June 30, 2019, $53.2 million or 0.94% of total loans at December 31, 2018, and $49.6 million or 0.94% of total loans at September 30, 2018. The declines in the allowance for loan losses coverage ratio were based on management’s assessment of the loan portfolio balance and composition changes, declines in historical charge-off trends, reduced levels of problem loans and other improvements in asset quality trends.

Net charge-offs totaled $56,000 for the quarter ended September 30, 2019 compared to net charge-offs of $210,000 for the quarter ended June 30, 2019 and net charge-offs of $18,000 for the quarter ended September 30, 2018. For the nine months ended September 30, 2019, net charge-offs totaled $343,000 compared to net recoveries of $139,000 for the nine months ended September 30, 2018.

Non-accrual loans were $3.9 million, or 0.07% of total loans outstanding, at September 30, 2019; down $2.1 million, or 34.7%, from June 30, 2019; down $3.0 million, or 42.8%, from December 31, 2018 and down $4.1 million, or 50.7%, from September 30, 2018. Non-performing assets were $3.9 million, or 0.06% of total assets, at September 30, 2019, compared to $6.0 million, or 0.09% of total assets, at June 30, 2019, $6.9 million, or 0.11% of total assets, at December 31, 2018, and $8.0 million, or 0.14% of total assets, at September 30, 2018.

Mr. Gavegnano noted, “We are also gratified to have achieved asset quality levels not seen since well before the Great Recession. Along with non-performing loans of only $3.9 million, or 0.06% of total assets, we currently have no past due multi-family, commercial real estate or construction loans outstanding.”

Non-interest income was $2.8 million for the quarter ended September 30, 2019, down from $3.0 million for the quarter ended June 30, 2019 and $3.7 million for the quarter ended September 30, 2018. Non-interest income decreased $105,000, or 3.6%, compared to the quarter ended June 30, 2019, primarily due to a $686,000 decrease in gain on marketable equity securities, net, reflecting decreases in market valuations, partially offset by increases of $383,000 in loan fees and $140,000 in customer service fees. Compared to the quarter ended September 30, 2018, non-interest income decreased $828,000, or 22.5%, primarily due to a decrease of $1.2 million in gain on marketable equity securities, net, partially offset by increases of $186,000 in customer service fees and $135,000 in loan fees. For the nine months ended September 30, 2019, non-interest income increased $763,000, or 8.6%, to $9.6 million from $8.9 million for the nine months ended September 30, 2018, primarily due to increases of $454,000 in gain on marketable equity securities, net, reflecting increases in market valuations, $128,000 in loan fees and $119,000 in customer service fees. The increases in loan fees are primarily due to $308,000 of loan swap fee income recognized in the third quarter of 2019.

Non-interest expenses were $23.8 million, or 1.50% of average assets for the quarter ended September 30, 2019, compared to $25.1 million, or 1.60% of average assets for the quarter ended June 30, 2019 and $23.0 million, or 1.61% of average assets for the quarter ended September 30, 2018. Non-interest expenses decreased $1.3 million, or 5.1%, compared to the quarter ended June 30, 2019, due primarily to decreases of $919,000 in deposit insurance, $280,000 in marketing and advertising, $176,000 in other general and administrative and $104,000 in professional services, partially offset by a $185,000 increase in salaries and employee benefits. Non-interest expenses increased $840,000, or 3.7%, compared to the quarter ended September 30, 2018, due primarily to increases of $715,000 in salaries and employee benefits, $676,000 in occupancy and equipment, $279,000 in data processing and $187,000 in marketing and advertising, partially offset by decreases of $841,000 in deposit insurance and $147,000 in other general and administrative. For the nine months ended September 30, 2019, non-interest expenses increased $3.6 million, or 5.1%, to $74.8 million from $71.2 million for the nine months ended September 30, 2018, due primarily to increases of $1.4 million in salaries and employee benefits, $1.4 million in occupancy and equipment, $922,000 in data processing and $675,000 in marketing and advertising, partially offset by decreases of $479,000 in deposit insurance and $324,000 in professional services. The decreases in deposit insurance reflect the application of $903,000 in Small Bank Assessment Credits by the Federal Deposit Insurance Corporation for the quarter ended September 30, 2019. The increases in salaries and employee benefits were primarily due to annual increases in employee compensation, payroll taxes and employee benefits, while the increases in occupancy and equipment expenses and data processing include costs associated with the expansion of our branch network, including one new branch that opened late in the first quarter of 2018, three new branch openings in the fourth quarter of 2018 and one new branch opened in July 2019. The Company’s efficiency ratio was 50.18% for the quarter ended September 30, 2019 compared to 55.57% for the quarter ended June 30, 2019 and 51.92% for the quarter ended September 30, 2018. For the nine months ended September 30, 2019, the efficiency ratio was 54.24% compared to 54.44% for the nine months ended September 30, 2018.

Mr. Gavegnano added, “Our non-interest expenses decreased 5% and our efficiency ratio improved to 50.18% from 55.57% for the third quarter of 2019 from the second quarter. While these improvements reflected the deposit insurance assessment credits applied by the FDIC, they were also indicative of our prudent management of overhead expense levels in recent years while we significantly expanded our branch network. We remained committed to this disciplined approach as we approach the scheduled opening of our 40th branch in Boston’s Brighton neighborhood in early December and consider additional opportunities to expand our market share in the metropolitan Boston area.”

The Company recorded a provision for income taxes of $6.5 million for the quarter ended September 30, 2019, reflecting an effective tax rate of 24.8%, compared to $5.1 million, or an effective tax rate of 25.0%, for the quarter ended June 30, 2019, and $4.5 million, or an effective tax rate of 20.4%, for the quarter ended September 30, 2018. For the nine months ended September 30, 2019, the provision for income taxes was $16.3 million, reflecting an effective tax rate of 24.6%, compared to $12.3 million, or an effective tax rate of 22.0%, for the nine months ended September 30, 2018.

Total assets were $6.363 billion at September 30, 2019, down $5.4 million, or 0.1%, from $6.369 billion at June 30, 2019 and up $184.5 million, or 3.0%, from $6.179 billion at December 31, 2018. Net loans were $5.698 billion at September 30, 2019, down $67.8 million, or 1.2%, from June 30, 2019, and up $104.2 million, or 1.9%, from December 31, 2018. The net decrease in loans for the quarter ended September 30, 2019 reflects loan payoffs of $66.1 million in the multi-family, $123.3 million in the commercial real estate, $43.2 million in the commercial and industrial and $14.3 million in the construction loan categories. Loan originations totaled $183.2 million during the quarter ended September 30, 2019 and $736.7 million during the nine months ended September 30, 2019. The net increase in loans for the nine months ended September 30, 2019 was primarily due to increases of $65.6 million in commercial real estate loans, $58.8 million in multi-family loans, $20.0 million in one- to four-family loans, and $16.4 million in home equity lines of credit, partially offset by decreases of $30.3 million in construction loans and $30.3 million in commercial and industrial loans. These balance changes reflect commercial loan payoffs totaling $439.5 million and construction loans that converted to permanent status totaling $321.1 million during the nine months ended September 30, 2019. Cash and due from banks was $428.1 million at September 30, 2019, an increase of $56.1 million, or 15.1% from December 31, 2018. Securities, at fair value, were $30.1 million at September 30, 2019, a decrease of $484,000, or 1.6%, from $30.6 million at December 31, 2018.

Effective January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). During the nine months ended September 30, 2019, premises and equipment, net increased $20.4 million to $65.6 million and accrued expenses and other liabilities increased $25.9 million to $58.8 million at September 30, 2019, reflecting the recognition of operating lease assets and liabilities totaling $18.1 million based on the present value of future minimum lease payments as required by ASU No. 2016-02.

Total deposits were $4.956 billion at September 30, 2019, down $62.6 million, or 1.2%, from $5.018 billion at June 30, 2019 and up $71.5 million, or 1.5%, from $4.884 billion at December 31, 2018. The net decrease in deposits for the quarter ended September 30, 2019 reflects a $108.3 million reduction in brokered deposits. Core deposits, which exclude certificates of deposit, increased $117.3 million, or 3.7%, during the nine months ended September 30, 2019 to $3.315 billion, or 66.9% of total deposits. Total borrowings were $636.6 million, up $36.5 million, or 6.1%, from June 30, 2019 and $49.7 million, or 8.5%, from December 31, 2018.

Total stockholders’ equity increased $16.3 million, or 2.3%, to $712.0 million at September 30, 2019 from $695.7 million at June 30, 2019, and $37.3 million, or 5.5%, from $674.7 million at December 31, 2018. The increase for the nine months ended September 30, 2019 was primarily due to net income of $49.9 million and $5.2 million related to stock-based compensation plans, partially offset by the repurchase of 428,820 shares of the Company’s common stock related to the stock repurchase programs at a total cost of $7.3 million and dividends of $0.21 per share totaling $10.7 million. Stockholders’ equity to assets was 11.19% at September 30, 2019, compared to 10.92% at June 30, 2019 and 10.92% at December 31, 2018. Book value per share increased to $13.36 at September 30, 2019 from $12.60 at December 31, 2018. Tangible book value per share increased to $12.93 at September 30, 2019 from $12.17 at December 31, 2018. Market price per share increased $4.43 or 30.9%, to $18.75 at September 30, 2019 from $14.32 at December 31, 2018. At September 30, 2019, the Company and the Bank continued to exceed all regulatory capital requirements.

The Company repurchased 87,801 shares of its stock at an average price of $17.64 during the quarter ended September 30, 2019. As of September 30, 2019, the Company has repurchased 324,544 shares of its stock at an average price of $17.32, or 64.91% of the 500,000 shares authorized for repurchase under the Company’s repurchase program adopted in April 2019. The Company has repurchased 3,698,165 shares at an average price of $15.11 per share since August 2015.

Mr. Gavegnano concluded, “In addition to our stock repurchases to date and our announced intention to increase the quarterly dividend to stockholders, we are also considering the expansion of our stock repurchase program as we explore additional opportunities to enhance stockholder value.”

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 39 branches in the greater Boston metropolitan area, including 38 full-service locations and one mobile branch. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2019	June 30, 2019	December 31, 2018	September 30, 2018
	(Dollars in thousands)
ASSETS
Cash and due from banks	$428,061	$361,050	$371,995	$313,668
Certificates of deposit	247	5,247	5,247	20,891
Securities available for sale, at fair value	15,799	16,500	17,159	17,510
Marketable equity securities, at fair value	14,313	14,776	13,437	16,135
Federal Home Loan Bank stock, at cost	28,947	27,469	29,187	31,100
Loans held for sale	1,828	2,105	409	843
Loans:
One- to four-family	667,385	668,997	647,367	636,419
Home equity lines of credit	66,495	60,040	50,087	46,534
Multi-family	1,069,312	1,061,839	1,010,521	969,628
Commercial real estate	2,687,614	2,647,033	2,621,979	2,438,139
Construction	656,615	748,457	686,948	594,611
Commercial and industrial	594,683	627,718	625,018	585,215
Consumer	12,017	11,445	10,953	10,934
Total loans	5,754,121	5,825,529	5,652,873	5,281,480
Allowance for loan losses	(50,831)	(53,865)	(53,231)	(49,609)
Net deferred loan origination fees	(5,670)	(6,292)	(6,239)	(5,970)
Loans, net	5,697,620	5,765,372	5,593,403	5,225,901
Bank-owned life insurance	41,267	41,295	40,734	41,164
Premises and equipment, net	65,582	66,280	45,140	42,448
Accrued interest receivable	14,305	15,436	14,267	13,409
Deferred tax asset, net	18,393	18,301	18,196	15,998
Goodwill	20,378	20,378	20,378	19,638
Core deposit intangible	2,254	2,385	2,653	2,801
Other assets	14,146	11,978	6,478	13,822
Total assets	$6,363,140	$6,368,572	$6,178,683	$5,775,328

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non interest-bearing demand deposits	$514,941	$505,679	$483,777	$490,703
Interest-bearing demand deposits	1,262,552	1,161,835	1,190,346	1,151,955
Money market deposits	689,324	675,452	729,174	844,183
Regular savings and other deposits	848,582	986,112	794,813	327,721
Certificates of deposit	1,640,303	1,689,226	1,686,074	1,596,691
Total deposits	4,955,702	5,018,304	4,884,184	4,411,253
Short-term borrowings	—	—	50,000	40,000
Long-term debt	636,615	600,088	536,880	610,772
Accrued expenses and other liabilities	58,841	54,479	32,965	34,160
Total liabilities	5,651,158	5,672,871	5,504,029	5,096,185
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 53,297,061, 53,321,805, 53,541,429 and 54,233,331 shares issued at September 30, 2019, June 30, 2019, December 31, 2018 and September 30, 2018, respectively	533	533	535	542
Additional paid-in capital	375,618	375,760	378,583	392,545
Retained earnings	352,758	336,628	313,521	304,725
Accumulated other comprehensive income (loss)	48	(24)	(348)	(812)
Unearned compensation - ESOP, 2,343,949, 2,374,390, 2,435,272 and 2,465,713 shares at September 30, 2019, June 30, 2019, December 31, 2018 and September 30, 2018, respectively	(16,975)	(17,196)	(17,637)	(17,857)
Total stockholders' equity	711,982	695,701	674,654	679,143
Total liabilities and stockholders' equity	$6,363,140	$6,368,572	$6,178,683	$5,775,328

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$66,121	$64,040	$55,849	$191,802	$159,738
Interest on debt securities:
Taxable	101	108	115	319	367
Tax-exempt	12	13	13	38	43
Dividends on equity securities	137	142	101	384	383
Interest on certificates of deposit	18	28	104	73	448
Other interest and dividend income	2,136	1,943	1,932	6,656	4,981
Total interest and dividend income	68,525	66,274	58,114	199,272	165,960
Interest expense:
Interest on deposits	20,178	20,653	14,284	59,982	37,544
Interest on short-term borrowings	1	—	8	296	8
Interest on long-term debt	4,129	3,151	2,455	9,710	6,146
Total interest expense	24,308	23,804	16,747	69,988	43,698
Net interest income	44,217	42,470	41,367	129,284	122,262
Provision (reversal) for loan losses	(2,978)	78	226	(2,057)	4,285
Net interest income, after provision (reversal) for loan losses	47,195	42,392	41,141	131,341	117,977
Non-interest income:
Customer service fees	2,428	2,288	2,242	6,813	6,694
Loan fees	436	53	301	566	438
Mortgage banking gains, net	99	101	74	240	270
(Loss) gain on marketable equity securities, net	(463)	223	781	1,086	632
Income from bank-owned life insurance	285	280	279	846	828
Gain on life insurance distribution	52	—	—	52	—
Other income	12	9	—	28	6
Total non-interest income	2,849	2,954	3,677	9,631	8,868
Non-interest expenses:
Salaries and employee benefits	15,101	14,916	14,386	45,649	44,218
Occupancy and equipment	3,657	3,650	2,981	10,903	9,545
Data processing	2,026	2,009	1,747	6,005	5,083
Marketing and advertising	1,019	1,299	832	3,480	2,805
Professional services	680	784	683	2,324	2,648
Deposit insurance	10	929	851	1,951	2,430
Merger and acquisition	—	—	26	—	114
Other general and administrative	1,354	1,530	1,501	4,448	4,318
Total non-interest expenses	23,847	25,117	23,007	74,760	71,161
Income before income taxes	26,197	20,229	21,811	66,212	55,684
Provision for income taxes	6,508	5,061	4,454	16,284	12,271
Net income	$19,689	$15,168	$17,357	$49,928	$43,413

Earnings per share:
Basic	$0.39	$0.30	$0.34	$0.98	$0.84
Diluted	$0.38	$0.29	$0.33	$0.97	$0.82
Weighted average shares outstanding:
Basic	50,923,760	51,051,880	51,492,448	51,031,359	51,487,192
Diluted	51,454,186	51,511,678	52,732,340	51,477,206	52,894,503

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$5,840,885	$66,837	4.54%	$5,809,827	$64,740	4.47%	$5,213,832	$56,488	4.30%
Securities and certificates of deposit	34,108	289	3.36	36,447	312	3.43	57,489	355	2.45
Other interest-earning assets (3)	335,400	2,136	2.53	290,092	1,943	2.69	310,622	1,932	2.47
Total interest-earning assets	6,210,393	69,262	4.42	6,136,366	66,995	4.38	5,581,943	58,775	4.18
Noninterest-earning assets	145,445			136,159			118,253
Total assets	$6,355,838			$6,272,525			$5,700,196
Liabilities and stockholders' equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,195,266	$5,258	1.75	$1,215,832	$5,584	1.84	$1,133,916	$4,032	1.41
Money market deposits	683,201	2,281	1.32	674,851	2,158	1.28	869,248	2,658	1.21
Regular savings and other deposits	870,677	3,199	1.46	954,811	3,961	1.66	329,586	114	0.14
Certificates of deposit	1,705,718	9,440	2.20	1,660,373	8,950	2.16	1,557,998	7,480	1.90
Total interest-bearing deposits	4,454,862	20,178	1.80	4,505,867	20,653	1.84	3,890,748	14,284	1.46
Borrowings	627,063	4,130	2.61	532,449	3,151	2.37	612,171	2,463	1.60
Total interest-bearing liabilities	5,081,925	24,308	1.90	5,038,316	23,804	1.90	4,502,919	16,747	1.48
Noninterest-bearing demand deposits	516,020			495,090			494,366
Other noninterest-bearing liabilities	52,663			45,506			27,388
Total liabilities	5,650,608			5,578,912			5,024,673
Total stockholders' equity	705,230			693,613			675,523
Total liabilities and stockholders' equity	$6,355,838			$6,272,525			$5,700,196
Net interest-earning assets	$1,128,468			$1,098,050			$1,079,024
Fully tax-equivalent net interest income		44,954			43,191			42,028
Less: tax-equivalent adjustments		(737)			(721)			(661)
Net interest income		$44,217			$42,470			$41,367
Interest rate spread (1)(4)			2.52%			2.48%			2.70%
Net interest margin (1)(5)			2.87%			2.82%			2.99%
Average interest-earning assets to average
interest-bearing liabilities		122.21%			121.79%			123.96%

Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$4,970,882	$20,178	1.61%	$5,000,957	$20,653	1.66%	$4,385,114	$14,284	1.29%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$5,597,945	$24,308	1.72%	$5,533,406	$23,804	1.73%	$4,997,285	$16,747	1.33%

(1)

Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended September 30, 2019, June 30, 2019 and September 30, 2018, yields on loans before tax-equivalent adjustments were 4.49%, 4.42% and 4.25%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 3.12%, 3.20% and 2.30%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 4.38%, 4.33% and 4.13%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018 was 2.48%, 2.43% and 2.65%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018 was 2.82%, 2.78% and 2.94%, respectively.

(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Nine Months Ended
	September 30, 2019			September 30, 2018
	Average		Yield/	Average		Yield/
	Balance	Interest (1)	Cost (1)(6)	Balance	Interest (1)	Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$5,782,319	$193,902	4.48%	$5,012,959	$161,552	4.31%
Securities and certificates of deposit	35,679	873	3.27	74,575	1,321	2.37
Other interest-earning assets (3)	326,166	6,656	2.73	319,028	4,981	2.09
Total interest-earning assets	6,144,164	201,431	4.38	5,406,562	167,854	4.15
Noninterest-earning assets	133,279			120,139
Total assets	$6,277,443			$5,526,701

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,200,110	$15,782	1.76	$1,090,516	$10,309	1.26
Money market deposits	685,892	6,587	1.28	867,272	7,041	1.09
Regular savings and other deposits	915,173	10,962	1.60	334,605	346	0.14
Certificates of deposit	1,662,818	26,651	2.14	1,480,331	19,848	1.79
Total interest-bearing deposits	4,463,993	59,982	1.80	3,772,724	37,544	1.33
Borrowings	579,335	10,006	2.31	575,375	6,154	1.43
Total interest-bearing liabilities	5,043,328	69,988	1.86	4,348,099	43,698	1.34
Noninterest-bearing demand deposits	498,037			488,597
Other noninterest-bearing liabilities	42,493			26,559
Total liabilities	5,583,858			4,863,255
Total stockholders' equity	693,585			663,446
Total liabilities and stockholders' equity	$6,277,443			$5,526,701
Net interest-earning assets	$1,100,836			$1,058,463
Fully tax-equivalent net interest income		131,443			124,156
Less: tax-equivalent adjustments		(2,159)			(1,894)
Net interest income		$129,284			$122,262
Interest rate spread (1)(4)			2.52%			2.81%
Net interest margin (1)(5)			2.86%			3.07%
Average interest-earning assets to average
interest-bearing liabilities		121.83%			124.34%

Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$4,962,030	$59,982	1.62%	$4,261,321	$37,544	1.18%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$5,541,365	$69,988	1.69%	$4,836,696	$43,698	1.21%

(1)

Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the nine months ended September 30, 2019 and 2018, yields on loans before tax-equivalent adjustments were 4.43% and 4.26%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 3.05% and 2.22%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 4.34% and 4.10%, respectively. Interest rate spread before tax-equivalent adjustments for the nine months ended September 30, 2019 and 2018 was 2.48% and 2.76%, respectively, while net interest margin before tax-equivalent adjustments for the nine months ended September 30, 2019 and 2018 was 2.81% and 3.02%, respectively.

(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Key Performance Ratios
Return on average assets (1)	1.24%	0.97%	1.22%	1.06%	1.05%
Return on average equity (1)	11.17	8.75	10.28	9.60	8.72
Interest rate spread (1) (2)	2.52	2.48	2.70	2.52	2.81
Net interest margin (1) (3)	2.87	2.82	2.99	2.86	3.07
Non-interest expense to average assets (1)	1.50	1.60	1.61	1.59	1.72
Efficiency ratio (4)	50.18	55.57	51.92	54.24	54.44

	September 30, 2019	June 30, 2019	December 31, 2018	September 30, 2018
	(Dollars in thousands)
Asset Quality
Non-accrual loans:
One- to four-family	$3,600	$5,378	$5,888	$6,977
Home equity lines of credit	—	—	—	—
Multi-family	—	—	—	—
Commercial real estate	—	318	342	353
Commercial and industrial	350	350	676	676
Total non-accrual loans	3,950	6,046	6,906	8,006
Foreclosed assets	—	—	—	—
Total non-performing assets	$3,950	$6,046	$6,906	$8,006

Allowance for loan losses/total loans	0.88%	0.92%	0.94%	0.94%
Allowance for loan losses/non-accrual loans	1,286.86	890.92	770.79	619.65
Non-accrual loans/total loans	0.07	0.10	0.12	0.15
Non-accrual loans/total assets	0.06	0.09	0.11	0.14
Non-performing assets/total assets	0.06	0.09	0.11	0.14

Capital and Share Related
Stockholders' equity to total assets	11.19%	10.92%	10.92%	11.76%
Book value per share	$13.36	$13.05	$12.60	$12.52
Tangible book value per share (5)	$12.93	$12.62	$12.17	$12.11
Market value per share	$18.75	$17.89	$14.32	$17.00
Shares outstanding	53,297,061	53,321,805	53,541,429	54,233,331

(1)	Annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)

The efficiency ratio is a non-GAAP measure representing non-interest expense, excluding merger and acquisition expenses, divided by the sum of net interest income and non-interest income excluding gains and losses on marketable equity securities. The efficiency ratio is a common measure used by banks to understand expenses related to the generation of revenue. We have removed gains and losses on marketable equity securities and gains and losses on sales of securities available for sale as management deems them to be either discretionary or market driven and not representative of operating performance. We have removed merger and acquisition expenses as management deems them to be not representative of operating performance. Presented on a basis including merger and acquisition expenses and gains and losses on marketable equity securities and gains and losses on sales of securities available for sale, the efficiency ratio was 50.67%, 55.29% and 51.08% for the quarters ended September 30, 2019, June 30, 2019, and September 30, 2018, respectively and 53.82% and 54.27% for the nine months ended September 30, 2019 and 2018, respectively.

(5)	Tangible book value per share represents total stockholders’ equity less goodwill and other intangible assets divided by the number of shares outstanding.